UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): February 3, 2010

NEUROCRINE BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22705	33-0525145
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12780 El Camino Real, San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 617-7600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)

Effective as of February 4, 2010, the Board of Directors of Neurocrine Biosciences, Inc. (“Neurocrine”), upon recommendation of its Nominating and Corporate Governance Committee, appointed William H. Rastetter, Ph.D. to the Board of Directors. Dr. Rastetter is a Class III director and his initial term expires at Neurocrine’s 2011 annual meeting of stockholders.

In connection with his appointment as a director, Dr. Rastetter executed Neurocrine’s standard form Indemnity Agreement for executive officers and directors, and will receive the standard compensation package provided to non-employee directors of Neurocrine as described in Neurocrine’s Proxy Statement filed with the Securities and Exchange Commission on April 21, 2009.

Dr. Rastetter is a partner in Venrock, a venture capital firm. In December 2009, certain investment funds affiliated with Venrock acquired approximately 4.8 million shares of Neurocrine’s common stock in a privately negotiated transaction for aggregate gross proceeds of approximately $10.0 million. However, there is no arrangement or understanding between Dr. Rastetter and any other person or entity, including Venrock, pursuant to which Dr. Rastetter was selected as a director of Neurocrine.

A copy of the press release announcing Dr. Rastetter’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a)

On February 3, 2010, the Board of Directors of Neurocrine amended Section 3.2 of Neurocrine’s Bylaws to provide that the Board of Directors shall consist of nine members. Prior to the amendment, Section 3.2 of Neurocrine’s Bylaws provided that the Board of Directors shall consist of eight members. The amendment was implemented in connection with Dr. Rastetter’s appointment as a director of Neurocrine as described in Item 5.02(d) above. A copy of the amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description of Exhibit

3.1	Certificate of Amendment to Bylaws

99.1	Press Release dated February 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 9, 2010	NEUROCRINE BIOSCIENCES, INC.

/s/ Timothy P. Coughlin
Timothy P. Coughlin
Vice President and Chief Financial Officer